Exhibit 99.1

EPR Properties Reports Third Quarter 2023 Results
Updates 2023 Earnings Guidance

Kansas City, MO, October 25, 2023 -- EPR Properties (NYSE:EPR) today announced operating results for the third quarter ended September 30, 2023 (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023 (2)	2022	2023 (2)	2022
Total revenue	$189,384	$161,410	$533,687	$479,328
Net income available to common shareholders	50,228	44,766	109,412	115,801
Net income available to common shareholders per diluted common share	0.66	0.60	1.45	1.54
Funds From Operations as adjusted (FFOAA)(1)	113,156	88,238	306,954	260,190
FFOAA per diluted common share (1)	1.47	1.16	4.00	3.44
Adjusted Funds From Operations (AFFO) (1)	113,333	92,308	312,168	273,541
AFFO per diluted common share (1)	1.47	1.22	4.07	3.61

Note: Each of the measures above include deferred rent and interest collections from cash basis customers that were recognized as revenue of $19.3 million and $35.7 million, and $5.2 million and $11.5 million, for the three and nine months ended September 30, 2023 and 2022, respectively. See further discussion below.
(1) A non-GAAP financial measure.
(2) Each measure for 2023, except for AFFO and AFFO per diluted share, includes $2.1 million of additional straight-line rent revenue related primarily to recording a straight-line rent receivable for Regal ground leases in connection with reestablishing accrual basis accounting for Regal at August 1, 2023.

Third Quarter Company Headlines
•Regal Bankruptcy Resolution - As previously announced, the Company entered into a comprehensive restructuring agreement with Regal anchored by a new master lease for 41 of the 57 properties previously leased to Regal that became effective on August 1, 2023. Of the properties surrendered by Regal, five theaters, which are to be operated by third parties, were opened for business in early August and one of the 11 properties to be disposed was sold in September.
•Santikos Acquires Southern Theatres – On July 17, 2023, Santikos Theaters, LLC (“Santikos”) acquired VSS-Southern Theatres (“Southern”) through an asset purchase agreement. The Company has investments in ten theatre properties that were previously operated by Southern and there are no structural changes to existing lease terms. In conjunction with the transaction, Southern paid in full its remaining deferred rent of $11.6 million, which was recognized as rental revenue during the third quarter of 2023.
•Solid Deferral Collections - During the third quarter of 2023, the Company collected $19.3 million of deferred rent from cash basis customers that was booked as additional revenue, including the deferred rent discussed above in connection with the Santikos transaction and deferred amounts received related to the resolution of Regal’s bankruptcy. Through September 30, 2023, the Company has collected over $150.0 million of rent and interest that had been deferred as a result of the COVID-19 pandemic.
•Strong Liquidity Position - As of September 30, 2023, the Company had cash on hand of $173.0 million, no borrowings on its $1.0 billion unsecured revolving credit facility and a consolidated debt profile that is all at fixed interest rates with no maturities in 2023 and only $136.6 million maturing in 2024.
•Updates 2023 Earnings Guidance - The Company is increasing FFOAA per diluted common share guidance for 2023 from a range of $5.05 to $5.15 to a range of $5.10 to $5.18 and narrowing 2023 investment spending guidance from a range of $200.0 million to $300.0 million to a range of $225.0 million to $275.0 million.

“In the third quarter we delivered solid earnings results, with continued strong performance at our experiential properties as well as significant deferral collections, contributing to our increased guidance for the year,” stated Company President and CEO Greg Silvers. “Furthermore, we are pleased to see the ongoing stabilization of our portfolio as the restructured master lease agreement with Regal became effective in the quarter, and we continue to see a strong recovery at the box office. We have an attractive pipeline of committed developments and investment opportunities in experiential projects, and we are being thoughtful in deploying our capital as we selectively pursue growth while maintaining a strong balance sheet position.”

Regal Bankruptcy Resolution
On September 7, 2022, Cineworld Group, plc, Regal Entertainment Group and the Company's other Regal theatre tenants (collectively, “Regal”) filed for protection under Chapter 11 of the U.S. Bankruptcy Code (the “Code”). Regal leased 57 theatres from the Company pursuant to two master leases and 28 single property leases (the “Regal Leases”). Regal's plan of reorganization became effective on July 31, 2023 (the "Effective Date"), and Regal emerged from the Chapter 11 bankruptcy cases.

The Company entered into a comprehensive restructuring agreement with Regal anchored by a new master lease ("Master Lease") for 41 of the 57 properties previously leased to Regal ("Master Lease Properties"), which became effective on the Effective Date. The Master Lease is a triple-net lease with $65.0 million in total annual fixed rent payable beginning on August 1, 2023 that escalates by 10% every five years. The Master Lease has three tranches of properties. The initial terms of the tranches are staggered, expiring on the 11th, 13th and 15th anniversaries from the Effective Date. Additionally, the Master Lease provides for a guaranty from a parent entity of Regal and percentage rents based on gross sales of the Master Lease Properties.

Additionally, as part of the comprehensive restructuring agreement with Regal, Regal surrendered to the Company the remaining 16 properties not included in the Master Lease on the Effective Date. The Company has entered into management agreements whereby Cinemark is managing four and Phoenix Theatres is managing one of the surrendered properties. As discussed further below, the Company sold one of the remaining 11 surrendered properties in the third quarter and plans to also sell the other ten properties. Net proceeds are expected to be used to acquire non-theatre experiential properties.

For more details on the Master Lease and comprehensive restructuring agreement between the Company and Regal, see the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Santikos Acquisition of Southern Theatres
On July 17, 2023, Santikos acquired Southern through an asset purchase agreement. The combined Santikos entity operates 27 highly amenitized theaters in eight southeastern states. The Company has investments in ten theatre properties that were previously operated by Southern and located in six states and there are no structural changes to existing lease terms. Santikos had investments in ten theaters located in the San Antonio area prior to the transaction and purchased a total of 17 theaters in eight states from Southern, making Santikos the eighth largest theater circuit in North America. Santikos is owned by The San Antonio Area Foundation, one of the nation’s premier Community Foundations. In conjunction with the transaction, Southern paid in full its remaining deferred rent of $11.6 million, which was recognized as rental revenue during the third quarter of 2023.

Solid Deferral Collections
In addition to regular quarterly collections, during the third quarter of 2023, the Company collected $19.3 million of deferred rent from cash basis customers that was booked as additional revenue, including the deferred rent discussed above in connection with the Santikos transaction and deferred amounts received related to the resolution of Regal's bankruptcy. Additionally, during the third quarter of 2023, the Company collected $0.2 million of deferred rent from accrual basis customers that reduced receivables, leaving only $0.8 million of deferred rent receivable remaining on the balance sheet at September 30, 2023. Through September 30, 2023, the Company has collected over $150.0 million of rent and interest that had been deferred as a result of the pandemic.

Strong Liquidity Position
The Company remains focused on maintaining strong liquidity and financial flexibility. The Company had $173.0 million of cash on hand at quarter-end, no borrowings on its $1.0 billion unsecured revolving credit facility and a consolidated debt profile that is all at fixed interest rates with no maturities in 2023 and only $136.6 million due in 2024.

Investment Update
The Company's investment spending during the three months ended September 30, 2023 totaled $36.8 million, bringing the total investment spending for the nine months ended September 30, 2023 to $135.5 million. Investment spending for the quarter was primarily related to experiential build-to-suit development and redevelopment projects.

As of September 30, 2023, the Company has also committed an additional approximately $235.0 million for experiential development and redevelopment projects, which is expected to be funded over the next two years without the need to raise additional capital. The Company will continue to be more selective in making investments, utilizing cash on hand, excess cash flow and borrowings under our line of credit, until such time as the Company's cost of capital returns to acceptable levels.

Capital Recycling
During the third quarter of 2023, the Company completed the sales of two vacant theatre properties and two early childhood education center properties for net proceeds totaling $26.6 million and recognized a gain on sale of $2.6 million for the quarter. Disposition proceeds totaled $35.0 million for the nine months ended September 30, 2023.

Portfolio Update
The Company's total assets were $5.7 billion (after accumulated depreciation of approximately $1.4 billion) and total investments (a non-GAAP financial measure) were approximately $6.7 billion at September 30, 2023, with Experiential investments totaling $6.2 billion, or 92%, and Education investments totaling $0.5 billion, or 8%.

The Company's Experiential portfolio (excluding property under development and undeveloped land inventory) consisted of the following property types (owned or financed) at September 30, 2023:
•169 theatre properties;
•57 eat & play properties (including seven theatres located in entertainment districts);
•24 attraction properties;
•11 ski properties;
•seven experiential lodging properties;
•16 fitness & wellness properties;
•one gaming property; and
•three cultural properties.

As of September 30, 2023, the Company's owned Experiential portfolio consisted of approximately 19.9 million square feet, which includes 0.5 million square feet of properties the Company intends to sell. The Experiential portfolio, excluding the properties the Company intends to sell, was 99% leased and included a total of $101.3 million in property under development and $20.2 million in undeveloped land inventory.

The Company's Education portfolio consisted of the following property types (owned or financed) at September 30, 2023:
•62 early childhood education center properties; and
•nine private school properties.

As of September 30, 2023, the Company's owned Education portfolio consisted of approximately 1.3 million square feet, which includes 0.1 million square feet of properties the Company intends to sell. The Education portfolio, excluding the properties the Company intends to sell, was 100% leased.

The combined owned portfolio consisted of 21.3 million square feet and was 99% leased excluding the 0.6 million square feet of properties the Company intends to sell.

Dividend Information
The Company declared regular monthly cash dividends during the third quarter of 2023 totaling $0.825 per common share. Additionally, the Board declared its regular quarterly dividends to preferred shareholders of $0.359375 per share on both the Company's 5.75% Series C cumulative convertible preferred shares and Series G cumulative redeemable preferred shares and $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares.

2023 Guidance
(Dollars in millions, except per share data):

Measure	Current			Prior
Net income available to common shareholders per diluted common share	$1.98	to	$2.06	$2.14	to	$2.24
FFOAA per diluted common share	$5.10	to	$5.18	$5.05	to	$5.15
Investment spending	$225.0	to	$275.0	$200.0	to	$300.0
Disposition proceeds	$45.0	to	$60.0	$31.0	to	$41.0

The Company is increasing its 2023 guidance for FFOAA per diluted common share from a range of $5.05 to $5.15 to a range of $5.10 to $5.18. The 2023 guidance for FFOAA per diluted common share is based on a FFO per diluted common share range of $5.06 to $5.14 adjusted for severance expense, transaction costs, provision (benefit) for credit losses, net, deferred income tax benefit and the impact of Series C and Series E dilution. FFO per diluted common share for 2023 is based on a net income available to common shareholders per diluted common share range of $1.98 to $2.06 plus impairment of real estate investments, net of $0.85, estimated real estate depreciation and amortization of $2.20 and allocated share of joint venture depreciation of $0.12, less gain on sale of real estate of $0.04 and the impact of Series C and Series E dilution of $0.05 (in accordance with the NAREIT definition of FFO).

Additional earnings guidance detail can be found in the Company's supplemental information package available in the Investor Center of the Company's website located at https://investors.eprkc.com/earnings-supplementals.

Conference Call Information
Management will host a conference call to discuss the Company's financial results on October 26, 2023 at 8:30 a.m. Eastern Time. The call may also include discussion of Company developments and forward-looking and other material information about business and financial matters. The conference will be webcast and can be accessed via the Webcasts page in the Investor Center on the Company's website located at https://investors.eprkc.com/webcasts. To access the audio-only call, visit the Webcasts page for the link to register and receive dial-in information and a PIN providing access to the live call. It is recommended that you join 10 minutes prior to the start of the event (although you may register and dial-in at any time during the call).

You may watch a replay of the webcast by visiting the Webcasts page at https://investors.eprkc.com/webcasts.

Quarterly Supplemental
The Company's supplemental information package for the third quarter and nine months ended September 30, 2023 is available in the Investor Center on the Company's website located at https://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Rental revenue	$163,940	$140,471	$467,401	$422,949
Other income	14,422	11,360	33,879	30,626
Mortgage and other financing income	11,022	9,579	32,407	25,753
Total revenue	189,384	161,410	533,687	479,328
Property operating expense	14,592	14,707	42,719	42,238
Other expense	13,124	9,135	31,235	26,104
General and administrative expense	13,464	12,582	42,677	38,497
Severance expense	—	—	547	—
Transaction costs	847	148	1,153	3,540
Provision (benefit) for credit losses, net	(719)	241	(407)	9,447
Impairment charges	20,887	—	64,672	4,351
Depreciation and amortization	42,432	41,539	127,341	122,349
Total operating expenses	104,627	78,352	309,937	246,526
Gain on sale of real estate	2,550	304	1,415	304
Income from operations	87,307	83,362	225,165	233,106
Interest expense, net	31,208	32,747	94,521	99,296
Equity in (income) loss from joint ventures	(533)	(572)	2,067	(1,887)
Impairment charges on joint ventures	—	—	—	647
Income before income taxes	56,632	51,187	128,577	135,050
Income tax expense	372	388	1,060	1,150
Net income	$56,260	$50,799	$127,517	$133,900
Preferred dividend requirements	6,032	6,033	18,105	18,099
Net income available to common shareholders of EPR Properties	$50,228	$44,766	$109,412	$115,801
Net income available to common shareholders of EPR Properties per share:
Basic	$0.67	$0.60	$1.45	$1.55

Diluted	$0.66	$0.60	$1.45	$1.54
Shares used for computation (in thousands):
Basic	75,325	75,016	75,236	74,949
Diluted	75,816	75,183	75,655	75,102

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	September 30, 2023	December 31, 2022
Assets
Real estate investments, net of accumulated depreciation of $1,400,642 and $1,302,640 at September 30, 2023 and December 31, 2022, respectively	$4,571,514	$4,714,136
Land held for development	20,168	20,168
Property under development	101,313	76,029
Operating lease right-of-use assets	190,309	200,985
Mortgage notes and related accrued interest receivable, net	477,243	457,268
Investment in joint ventures	53,855	52,964
Cash and cash equivalents	172,953	107,934
Restricted cash	2,868	2,577
Accounts receivable	54,826	53,587
Other assets	74,328	73,053
Total assets	$5,719,377	$5,758,701
Liabilities and Equity
Accounts payable and accrued liabilities	$82,804	$80,087
Operating lease liabilities	230,922	241,407
Dividends payable	28,827	27,438
Unearned rents and interest	88,530	63,939
Debt	2,814,497	2,810,111
Total liabilities	3,245,580	3,222,982
Total equity	$2,473,797	$2,535,719
Total liabilities and equity	$5,719,377	$5,758,701

Non-GAAP Financial Measures

Funds From Operations (FFO), Funds From Operations As Adjusted (FFOAA) and Adjusted Funds From Operations (AFFO)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from disposition of real estate and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition.

In addition to FFO, the Company presents FFOAA and AFFO. FFOAA is presented by adding to FFO severance expense, transaction costs, provision (benefit) for credit losses, net, costs associated with loan refinancing or payoff, preferred share redemption costs and impairment of operating lease right-of-use assets and subtracting sale participation income, gain on insurance recovery and deferred income tax (benefit) expense. AFFO is presented by adding to FFOAA non-real estate depreciation and amortization, deferred financing fees amortization, share-based compensation expense to management and Trustees and amortization of above and below market leases, net and tenant allowances; and subtracting maintenance capital expenditures (including second generation tenant improvements and leasing commissions), straight-lined rental revenue (removing the impact of straight-lined ground sublease expense), and the non-cash portion of mortgage and other financing income.

FFO, FFOAA and AFFO are widely used measures of the operating performance of real estate companies and are provided here as supplemental measures to GAAP net income available to common shareholders and earnings per share, and management provides FFO, FFOAA and AFFO herein because it believes this information is useful to investors in this regard. FFO, FFOAA and AFFO are non-GAAP financial measures. FFO, FFOAA and AFFO do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered alternatives to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO, FFOAA and AFFO the same way so comparisons with other REITs may not be meaningful.

The following table summarizes FFO, FFOAA and AFFO for the three and nine months ended September 30, 2023 and 2022 and reconciles such measures to net income available to common shareholders, the most directly comparable GAAP measure:

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
FFO:
Net income available to common shareholders of EPR Properties	$50,228	$44,766	$109,412	$115,801
Gain on sale of real estate	(2,550)	(304)	(1,415)	(304)
Impairment of real estate investments, net	20,887	—	64,672	4,351
Real estate depreciation and amortization	42,224	41,331	126,718	121,721
Allocated share of joint venture depreciation	2,315	2,093	6,532	5,576
Impairment charges on joint ventures	—	—	—	647
FFO available to common shareholders of EPR Properties	$113,104	$87,886	$305,919	$247,792

FFO available to common shareholders of EPR Properties	$113,104	$87,886	$305,919	$247,792
Add: Preferred dividends for Series C preferred shares	1,938	1,938	5,814	5,814
Add: Preferred dividends for Series E preferred shares	1,938	1,939	5,814	5,817
Diluted FFO available to common shareholders of EPR Properties	$116,980	$91,763	$317,547	$259,423

FFOAA:
FFO available to common shareholders of EPR Properties	$113,104	$87,886	$305,919	$247,792
Severance expense	—	—	547	—
Transaction costs	847	148	1,153	3,540
Provision (benefit) for credit losses, net	(719)	241	(407)	9,447
Gain on insurance recovery (included in other income)	—	—	—	(552)
Deferred income tax benefit	(76)	(37)	(258)	(37)
FFOAA available to common shareholders of EPR Properties	$113,156	$88,238	$306,954	$260,190

FFOAA available to common shareholders of EPR Properties	$113,156	$88,238	$306,954	$260,190
Add: Preferred dividends for Series C preferred shares	1,938	1,938	5,814	5,814
Add: Preferred dividends for Series E preferred shares	1,938	1,939	5,814	5,817
Diluted FFOAA available to common shareholders of EPR Properties	$117,032	$92,115	$318,582	$271,821

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
AFFO:
FFOAA available to common shareholders of EPR Properties	$113,156	$88,238	$306,954	$260,190
Non-real estate depreciation and amortization	208	208	623	628
Deferred financing fees amortization	2,170	2,090	6,449	6,251
Share-based compensation expense to management and trustees	4,354	4,138	13,153	12,552
Amortization of above and below market leases, net and tenant allowances	(182)	(89)	(456)	(265)
Maintenance capital expenditures (1)	(1,753)	(386)	(7,384)	(1,871)
Straight-lined rental revenue	(4,407)	(2,374)	(7,661)	(4,702)
Straight-lined ground sublease expense	77	602	1,043	1,111
Non-cash portion of mortgage and other financing income	(290)	(119)	(553)	(353)
AFFO available to common shareholders of EPR Properties	$113,333	$92,308	$312,168	$273,541

AFFO available to common shareholders of EPR Properties	$113,333	$92,308	$312,168	$273,541
Add: Preferred dividends for Series C preferred shares	1,938	1,938	5,814	5,814
Add: Preferred dividends for Series E preferred shares	1,938	1,939	5,814	5,817
Diluted AFFO available to common shareholders of EPR Properties	$117,209	$96,185	$323,796	$285,172

FFO per common share:
Basic	$1.50	$1.17	$4.07	$3.31
Diluted	1.47	1.16	3.99	3.28
FFOAA per common share:
Basic	$1.50	$1.18	$4.08	$3.47
Diluted	1.47	1.16	4.00	3.44
AFFO per common share:
Basic	$1.50	$1.23	$4.15	$3.65
Diluted	1.47	1.22	4.07	3.61
Shares used for computation (in thousands):
Basic	75,325	75,016	75,236	74,949
Diluted	75,816	75,183	75,655	75,102

Weighted average shares outstanding-diluted EPS	75,816	75,183	75,655	75,102
Effect of dilutive Series C preferred shares	2,287	2,250	2,279	2,245
Effect of dilutive Series E preferred shares	1,663	1,664	1,663	1,664
Adjusted weighted average shares outstanding-diluted Series C and Series E	79,766	79,097	79,597	79,011
Other financial information:
Dividends per common share	$0.8250	$0.8250	$2.4750	$2.4250

(1) Includes maintenance capital expenditures and certain second generation tenant improvements and leasing commissions.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO, FFOAA and AFFO per share for the three and nine months ended September 30, 2023 and 2022. Therefore, the additional common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO, FFOAA and AFFO per share for those periods.

Net Debt
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net, and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Gross Assets
Gross Assets represents total assets (reported in accordance with GAAP) adjusted to exclude accumulated depreciation and reduced for cash and cash equivalents. By excluding accumulated depreciation and reducing cash and cash equivalents, the result provides an estimate of the investment made by the Company. The Company believes that investors commonly use versions of this calculation in a similar manner. The Company's method of calculating Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt to Gross Assets Ratio
Net Debt to Gross Assets Ratio is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate capital structure and the magnitude of debt to gross assets. The Company believes that investors commonly use versions of this ratio in a similar manner. The Company's method of calculating the Net Debt to Gross Assets Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

EBITDAre
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax (benefit) expense, depreciation and amortization, gains and losses from disposition of real estate, impairment losses on real estate, costs associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure because it can help facilitate comparisons of operating performance between periods and with other REITs. The Company's method of calculating EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Adjusted EBITDAre
Management uses Adjusted EBITDAre in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDAre is useful to investors because it excludes various items that management believes are not indicative of operating performance, and because it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDAre as EBITDAre (defined above) for the quarter excluding sale participation income, gain on insurance recovery, severance expense, transaction costs, provision (benefit) for credit losses, net, impairment losses on operating lease right-of-use assets and prepayment fees.

The Company's method of calculating Adjusted EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Net Debt to Adjusted EBITDAre Ratio
Net Debt to Adjusted EBITDAre Ratio is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate our capital structure and the magnitude of our debt against our operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating the Net Debt to Adjusted EBITDAre Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliations of debt, total assets and net income (all reported in accordance with GAAP) to Net Debt, Gross Assets, Net Debt to Gross Assets Ratio, EBITDAre, Adjusted EBITDAre and Net Debt to Adjusted EBITDAre Ratio (each of which is a non-GAAP financial measure), as applicable, are included in the following tables (unaudited, in thousands except ratios):

	September 30,
	2023	2022
Net Debt:
Debt	$2,814,497	$2,808,587
Deferred financing costs, net	26,732	32,642
Cash and cash equivalents	(172,953)	(160,838)
Net Debt	$2,668,276	$2,680,391

Gross Assets:
Total Assets	$5,719,377	$5,792,759
Accumulated depreciation	1,400,642	1,278,427
Cash and cash equivalents	(172,953)	(160,838)
Gross Assets	$6,947,066	$6,910,348

Debt to Total Assets Ratio	49%	48%
Net Debt to Gross Assets Ratio	38%	39%

	Three Months Ended September 30,
	2023	2022
EBITDAre and Adjusted EBITDAre:
Net income	$56,260	$50,799
Interest expense, net	31,208	32,747
Income tax expense	372	388
Depreciation and amortization	42,432	41,539
Gain on sale of real estate	(2,550)	(304)
Impairment of real estate investments, net	20,887	—
Allocated share of joint venture depreciation	2,315	2,093
Allocated share of joint venture interest expense	2,164	1,822
EBITDAre	$153,088	$129,084

Transaction costs	847	148
Provision (benefit) for credit losses, net	(719)	241
Adjusted EBITDAre	$153,216	$129,473

Adjusted EBITDAre (annualized) (1)	$612,864	$517,892

Net Debt/Adjusted EBITDA Ratio	4.4	5.2

(1) Adjusted EBITDA for the quarter is multiplied by four to calculate an annualized amount.

Total Investments
Total investments is a non-GAAP financial measure defined as the sum of the carrying values of real estate investments (before accumulated depreciation), land held for development, property under development, mortgage notes receivable and related accrued interest receivable, net, investment in joint ventures, intangible assets, gross (before accumulated amortization and included in other assets) and notes receivable and related accrued interest receivable, net (included in other assets). Total investments is a useful measure for management and investors as it illustrates across which asset categories the Company's funds have been invested. Our method of calculating total investments may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. A reconciliation of total assets (computed in accordance with GAAP) to total investments is included in the following table (unaudited, in thousands):

	September 30, 2023	December 31, 2022
Total assets	$5,719,377	$5,758,701
Operating lease right-of-use assets	(190,309)	(200,985)
Cash and cash equivalents	(172,953)	(107,934)
Restricted cash	(2,868)	(2,577)
Accounts receivable	(54,826)	(53,587)
Add: accumulated depreciation on real estate investments	1,400,642	1,302,640
Add: accumulated amortization on intangible assets (1)	29,893	23,487
Prepaid expenses and other current assets (1)	(35,893)	(33,559)
Total investments	$6,693,063	$6,686,186

Total Investments:
Real estate investments, net of accumulated depreciation	$4,571,514	$4,714,136
Add back accumulated depreciation on real estate investments	1,400,642	1,302,640
Land held for development	20,168	20,168
Property under development	101,313	76,029
Mortgage notes and related accrued interest receivable, net	477,243	457,268
Investment in joint ventures	53,855	52,964
Intangible assets, gross (1)	64,156	60,109
Notes receivable and related accrued interest receivable, net (1)	4,172	2,872
Total investments	$6,693,063	$6,686,186

(1) Included in other assets in the accompanying consolidated balance sheet. Other assets include the following:

	September 30, 2023	December 31, 2022
Intangible assets, gross	$64,156	$60,109
Less: accumulated amortization on intangible assets	(29,893)	(23,487)
Notes receivable and related accrued interest receivable, net	4,172	2,872
Prepaid expenses and other current assets	35,893	33,559
Total other assets	$74,328	$73,053

About EPR Properties
EPR Properties (NYSE:EPR) is the leading diversified experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues that create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have total assets of approximately $5.7 billion (after accumulated depreciation of approximately $1.4 billion) across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our guidance, the uncertain financial impact of the COVID-19 pandemic, our capital resources and liquidity, our pursuit of growth opportunities, the timing of transaction closings and investment spending, our expected cash flows, the performance of our customers, our expected cash collections and our results of operations and financial condition. The forward-looking statements presented herein are based on the Company's current expectations. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of actual events. There is no assurance that the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 816-472-1700
www.eprkc.com